Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Perma-Pipe International Holdings, Inc. of our report dated April 16, 2026 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Perma-Pipe International Holdings, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 9, 2026